P-RILA-SCH-DCD(10/21) ANNUITY SCHEDULE PAGE ANNUITY NUMBER: [001-00001] ISSUE DATE: [March 1, 2013] TYPE OF BUSINESS: [Non-Qualified] OWNER: [John Doe DCD FBO Jack Doe] DATE OF BIRTH: SEX: KEY LIFE: [Jack Doe] DATE OF BIRTH: [October 21,1975] SEX: [Male] ALLOCATION OF INITIAL PUCHASE PAYMENT PURCHASE PAYMENT: [$100,000.00] INDEX STRATEGY ALLOCATION PERCENTAGE(S): [Point to Point with Cap Index Strategy XX% [Index Name] [Index Term] [$XXXX.XX] [XX.XX% Buffer] Tiered Participation Rate Index Strategy XX% [Index Name] [Index Term] [$XXXX.XX] [XX.XX% Buffer] Step Rate Plus Index Strategy XX% [Index Name] [Index Term] [$XXXX.XX] [XX.XX% Buffer]] VARIABLE SUB-ACCOUNT ALLOCATION PERCENTAGE: [VA Fund 1] XX%] [VA Fund 2] XX%] [VA Fund 3] XX%] [VA Fund 4] XX%] [VA Fund 5] XX%] HOLDING ACCOUNT PERIOD: [30] Days from the Issue Date PURCHASE PAYMENT AGE LIMITATION: No Additional Purchase Payments accepted MINIMUM ADDITIONAL PURCHASE PAYMENT: Not applicable MINIMUM ADDITIONAL PURCHASE PAYMENT UNDER AUTOMATIC PURCHASE PLANS: Not applicable WITHDRAWALS MAXIMUM FREE WITHDRAWAL PERCENTAGE: [10%] of Purchase Payments MINIMUM WITHDRAWAL AMOUNT: [$100] MINIMUM SURRENDER VALUE AFTER A PARTIAL WITHDRAWAL: [$2,000]

ANNUITY SCHEDULE PAGE (continued)

ALLOCATION OF ACCOUNT VALUE

MINIMUM VARIABLE SUB-ACCOUNT AMOUNT: [$20]

MINIMUM INDEX STRATEGY AMOUNT: [$2,000]

CHARGES

INSURANCE CHARGE (ONLY APPLICABLE TO ACCOUNT VALUE ALLOCATED TO THE VARIABLE SUB-ACCOUNT(S)):

MORTALITY AND EXPENSE RISK CHARGE:

For Purchase Payments less than [$1,000,000] the Insurance Charge is [X.XX%]

For Purchase Payments of [$1,000,000] or more the Insurance Charge is reduced to [X.XX%]

ADMINISTRATION CHARGE: [0.15%]

CONTINGENT DEFERRED SALES CHARGE: The Contingent Deferred Sales Charge for each Purchase Payment is a percentage of the Purchase Payment being withdrawn that is in excess of the Free Withdrawal amount. The charge decreases as the Purchase Payment ages. The aging of a Purchase Payment is measured from the date it is allocated to your Annuity.The charge percentage is shown below. The charge is deducted from the Allocation Options in the same proportion as the withdrawal upon which it is assessed.

[Age of Purchase Payment Being Withdrawn						
Year 0-1	Year 1-2	Year 2-3	Year 3-4	Year 4-5	Year 5-6	Year 6 or older
7%	7%	6%	5%	4%	3%	0.00]

ANNUITIZATION

LATEST AVAILABLE ANNUITY DATE: Not applicable

EARLIEST AVAILABLE ANNUITY DATE: Not applicable

MINIMUM ANNUITY PAYMENT: Not applicable

MINIMUM SURRENDER VALUE AT ANNUITIZATION: Not applicable

SEPARATE ACCOUNT(S):

VARIABLE SEPARATE ACCOUNT(S): [Pruco Life Flexible Premium Variable Annuity Account]

INDEX STRATEGIES SEPARATE ACCOUNT(S): [Pruco Life Insurance Company Index Strategies Separate Account]

RIDERS AND ENDORSEMENTS MADE A PART OF THE ANNUITY ON THE ISSUE DATE:

[Medically Related Surrender Endorsement
Point to Point with Cap Index Strategy Endorsement
Tiered Participation Rate Index Strategy Endorsment
Step Rate Plus Index Strategy Endorsement]

P-RILA-SCH-DCD(10/21) 2